UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Protalix BioTherapeutics, Inc.

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Protalix Biotherapeutics Announces Adjournment of Annual Meeting of Stockholders

Protalix Biotherapeutics. (Ticker: PLX) recently announced that the June 28th, 2023, Annual Meeting is being adjourned until July 13th, 2023, to provide stockholders with additional time to vote on Proposal 5, approval of an amendment to the Company’s Certificate of Incorporation to increase the total number of authorized shares of Common Stock.

Our records indicate your account is currently unvoted.

The Board of Directors as well as leading professional advisory firms ISS and Glass Lewis recommend you FOR Proposal 5.

Proposal 5 requires an affirmative vote of 50% of the outstanding shares for passage. By not responding with your vote, you are essentially opposing this proposal. Therefore, we urge our stockholders who have not yet executed their vote to please do so. This will help save on further solicitation costs and ensure that your important vote is represented.

Please vote your shares of stock now so that your vote can be counted without delay. If you have any questions or require assistance in voting your shares, please contact our proxy solicitor Alliance Advisors toll-free at +1 (855) 200- 7892 or email PLX@AllianceAdvisors.com.

If you wish to vote electronically online you can scan the QR code below:

Insert QR CODE HERE

Sincerely,

Gina Balderas

Operations Manager

IF YOU HAVE RECENTLY VOTED PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.